Exhibit 4.1	EXECUTION VERSION

SEVENTH SUPPLEMENTAL INDENTURE

Seventh Supplemental Indenture (this “Supplemental Indenture”), dated as of December 22, 2008, among Finmeccanica—Societá per azioni, a societá per azioni organized under the laws of Italy (the “Finmeccanica”), DRS Technologies, Inc., a Delaware corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented, the “Indenture”), dated as of October 30, 2003, providing for the issuance of the Company’s 6⅞% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, on October 22, 2008, Finmeccanica and the Company announced the consummation of the merger of Dragon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Finmeccanica, with and into the Company, with the Company surviving as a wholly owned subsidiary of Finmeccanica;

WHEREAS, the Company, the Guarantors and Finmeccanica have heretofore executed and delivered to the trustee a supplemental indenture to the Indenture, dated as of December 17, 2008, providing for the issuance by Finmeccanica of a guarantee in respect of the payment obligations of the Company pursuant to the Indenture and the Notes;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve certain amendments to Section 4.03 of the Indenture (the “Proposed Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Guarantors and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company has distributed a Consent Solicitation Statement, dated December 5, 2008 (the “Solicitation Statement”), and accompanying Consent Form to the Holders of the Notes in connection with the Proposed Amendments as described in the Solicitation Statement;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have approved the Proposed Amendments to the provisions of the Indenture; and

WHEREAS, the execution and delivery of this instrument have been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Guarantors, Finmeccanica and the Trustee mutually agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Amendments.  Section 4.03 of the Indenture is hereby amended in its entirety to read as follows:

"(a)  So long as any Notes are outstanding, the Company will provide the English translations of the consolidated annual and interim reports of Finmeccanica—Societá per azioni, a societá per azioni organized under the laws of Italy (the "Parent Guarantor"), required under Italian law and Commissione Nazionale per le Società e la Borsa ("CONSOB") regulations applicable to the Parent Guarantor from time to time to the Trustee, within five Business Days of the publication in Italy by the Parent Guarantor of such reports.  The content of such reports will be prepared in all material respects in accordance with the rules and regulations applicable to such reports under Italian law and CONSOB regulations. In addition, the Company will cause the Parent Guarantor to post the English translation of such reports on its website within five Business Days of such publication. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates). For the avoidance of doubt, neither the Parent Guarantor nor the Company shall be required to file any reports with the SEC.

(b)  If, at any time, the Parent Guarantor is no longer subject to reporting requirements under Italian law or CONSOB regulations, the Company will nevertheless cause the Parent Guarantor to continue to provide to the Trustee and post on its website the reports specified in the preceding paragraph within five Business Days of the deadline for publication that would apply were the Parent Guarantor subject to reporting requirements under Italian law or CONSOB regulations.

(c)  In addition, the Parent Guarantor, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file reports with the SEC and not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act; provided, however, that if the reports prepared and provided in accordance with Section 4.03(a) or 4.03(b) hereof satisfy such Rule, none of the Parent Guarantor, Company or Guarantors shall be under any obligation to provide any further information pursuant to this paragraph (c)."

3.           Binding Nature of Supplemental Indenture.  On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Holder of every Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.  The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

4.           Reaffirmation.  Each of the Company, Finmeccanica, the Guarantors and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Supplemental Indenture.  Except as supplemented and amended by this Supplemental Indenture, all provisions in the Indenture and the Supplemental Indenture shall remain in full force and effect. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Notes shall remain in full force and effect.

5.           No Third Party Beneficiaries.  Nothing in this Supplemental Indenture express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or  any legal or equitable right, remedy or claim under the Indenture.

6.           Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company, Finmeccanica, the Guarantors or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

7.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

9.           NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.           The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company, Finmeccanica, and the Guarantors.

11.           Trust Indenture Act.  If any provision of this Seventh Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Seventh Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Finmeccanica—Societá per azioni

By:	/s/ Pier Francesco Guarguaglini
Name: Pier Francesco Guarguaglini
Title: Chairman
Chief Executive Officer

DRS Technologies, Inc.

By:	/s/ Richard A. Schneider
Name: Richard A. Schneider
Title: Authorized Signatory

DRS Surveillance Support Systems, Inc.
DRS C3 Systems, Inc.
DRS Power & Control Technologies, Inc.
DRS Power Technology, Inc.
DRS Intelligence & Avionic Solutions, Inc.
DRS Signal Solutions, Inc.
DRS Codem Systems, Inc.
DRS Unmanned Technologies, Inc.
DRS Data & Imaging Systems, Inc.
DRS Tactical Systems, Inc.
DRS Tactical Systems Global Services, Inc.
DRS Test & Energy Management, LLC
DRS Sensors & Targeting Systems, Inc.
DRS Homeland Security Solutions, Inc.
Engineered Electric Company
Engineered Coil Company
DRS Mobile Environmental Systems Co.
DRS Sustainment Systems, Inc.
DRS Technical Services, Inc.
DRS Systems, Inc.
DRS Technologies Canada, Inc.
DRS Systems Management, LLC
DRS International, Inc.
Tech-Sym Corporation
Engineered Support Systems, Inc.
ESSI Resources, LLC
Universal Power Systems, Inc.
DRS Consolidated Controls, Inc.

By:	/s/ Richard A. Schneider
Name: Richard A. Schneider
Title: Authorized Signatory

DRS Integrated Defense Solutions, LLC

By:	DRS Technologies, Inc.
as sole member

By:	/s/ Richard A. Schneider
Name: Richard A. Schneider
Title: Executive Vice President
Chief Financial Officer

The Bank of New York Mellon
as Trustee

By:	/s/ Franca M. Ferrera
Authorized Signatory